Exhibit 99.1

Solar Capital Ltd. Announces Quarter and Fiscal Year Ended December 31, 2013 Financial Results; Declares Quarterly Dividend of $0.40 per share for First Fiscal Quarter 2014

NEW YORK--(BUSINESS WIRE)--February 25, 2014--Solar Capital Ltd. (NASDAQ:SLRC), today reported earnings of $28.9 million, or $0.65 per share for the quarter ended December 31, 2013 and $75.3 million, or $1.69 per share, for the fiscal year ended December 31, 2013. Net investment income was $18.5 million, or $0.42 per share, for the fourth quarter and $84.9 million, or $1.91 per share, for the fiscal year. Net asset value (NAV) per share was $22.50 at December 31, 2013, up from $22.25 at September 30, 2013.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.40 per share for its first fiscal quarter of 2014, which will be payable on April 1, 2014 to stockholders of record on March 20, 2014. The specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At December 31, 2013:

Investment Portfolio: $1.1 billion
Number of Portfolio Companies: 40
Net Assets: $1.0 billion
Net Asset Value per share: $22.50

Operating Results for the Quarter Ended December 31, 2013:

Net investment income: $18.5 million
Net realized and unrealized gains: $10.4 million
Net increase in net assets from operations: $28.9 million
Net investment income per share: $0.42

Operating Results for the Fiscal Year Ended December 31, 2013:

Net investment income: $84.9 million
Net realized and unrealized loss: $9.6 million
Net increase in net assets from operations: $75.3 million
Net investment income per share: $1.91

“During 2013, a year of issuer-friendly market conditions, we focused our origination efforts on finding higher quality investments, rather than lowering our credit standards to achieve portfolio growth that we believe wouldn’t deliver long-term shareholder value. The vast majority of our originations during the year were in floating rate, senior secured loans, which meaningfully enhanced the composition of our portfolio,” said Michael Gross, Chairman & CEO of Solar Capital Ltd. “In the third quarter, the monetizations of our two largest legacy investments, DS Waters and MidCap Financial, increased our diversification, reduced our exposure to fixed-rate and subordinated debt, and significantly reduced our payment-in-kind interest income. Additionally, we’ve benefitted from our strategic ownership of Crystal Financial, whose 100% performing portfolio of senior secured loans has resulted in an 11.5% cash yield to us, based on cost, for the full year. For 2014, we are focused on deploying our available capital primarily into senior secured loans.”

Conference Call and Webcast

The company will host an earnings conference call and audio webcast at 10:00 a.m. (Eastern Time) on Wednesday, February 26, 2014.

All interested parties may participate in the conference call by dialing (877) 474-9502 approximately 5-10 minutes prior to the call. International callers should dial (857) 244-7555. Participants should reference Solar Capital Ltd. and the participant passcode of 83124313 when prompted. This conference call also can be accessed by all interested parties through Solar Capital’s website, www.solarcapltd.com. Additionally, a replay dial-in will be available until March 12, 2014 and can be accessed by dialing (888) 286-8010 and using the passcode 98180172. International callers should dial (617) 801-6888 to listen to the replay.

Portfolio and Investment Activity

During the year ended December 31, 2013, we originated approximately $330 million of investments in 19 portfolio companies. Including Crystal Capital Financial Holdings LLC (“Crystal Financial”), our originations totaled $724 million for 2013. Proceeds realized from our two largest legacy investments, DS Waters and Midcap Financial, totaled $237 million. Additional investments sold or prepaid during the fiscal year ended December 31, 2013 totaled $421 million. Including Crystal Financial, investments sold or repaid during 2013 totaled approximately $925 million.

At December 31, 2013, our investment portfolio consisted of 40 portfolio companies and was invested 40.8% in senior secured loans, 28.0% in Crystal Financial, 23.4% in subordinated debt, 2.4% in preferred equity, and 5.4% in common equity and warrants excluding Crystal Financial, measured at fair value. Crystal Financial had 27 funded senior secured commitments to 23 different borrowers with a total par value of $465.5 million and an average exposure per issuer of $20.2 million.

The weighted average yield on our portfolio of income-producing investments, at fair value, was 11.3% at December 31, 2013.

At December 31, 2013, 64.5% or $663.8 million of our income-producing investment portfolio* is floating rate and 35.5% or $366.0 million is fixed rate, measured at fair value.

As of December 31, 2013, we had no investments on non-accrual status.

Solar Capital Ltd. and its predecessor companies have invested approximately $3.3 billion in 99 portfolio companies. Over the same period, Solar Capital Ltd. has completed transactions with more than 75 different financial sponsors.

* We have included Crystal Financial as 100% floating rate.

Results of Operations for the Twelve Months Ended December 31, 2013 compared to the Twelve Months Ended December 31, 2012

Investment Income

For the fiscal years ended December 31, 2013 and 2012, gross investment income totaled $163.6 million and $153.3 million, respectively. The increase in gross investment income for the fiscal year was primarily due to an increase in income from our investment in Crystal Financial, offset by modest portfolio yield compression and the net effect of portfolio repayments.

Expenses

Net expenses totaled $78.7 million and $71.3 million, respectively, for the fiscal years ended December 31, 2013 and 2012. The increase in expenses from 2012 to 2013 was primarily due to an increase in management and performance-based incentive fees on higher investment income year over year and a larger portfolio size, increases in credit expenses due to our Unsecured Notes outstanding for the full fiscal year, and expenses associated with the retirement of a $100 million revolving credit facility and the amendment of our Credit Facility, which lowered our interest rate and extended the maturity by two years to 2018.

Net Investment Income

The Company’s net investment income totaled $84.9 million and $81.9 million, or $1.91 and $2.20 on a per average share basis, respectively, for the fiscal years ended December 31, 2013 and 2012.

Net Realized and Unrealized Loss / Gain

Net realized and unrealized losses for the fiscal year ended December 31, 2013 totaled $9.6 million. Net realized and unrealized gains for the fiscal year ended December 31, 2012 totaled $33.8 million.

Net Increase in Net Assets Resulting From Operations

For the fiscal years ended December 31, 2013 and 2012, the Company had a net increase in net assets resulting from operations of $75.3 million and $115.8 million, respectively. For the years ended December 31, 2013 and 2012, earnings per average share were $1.69 and $3.11, respectively.

Liquidity and Capital Resources

As of December 31, 2013, we had $137.0 million of cash and a total of $490.0 million of unused borrowing capacity under our Credit Facility, subject to borrowing base limits.

On July 31, 2013, the Company’s board of directors authorized a $100.0 million common stock repurchase program. During the year ended December 31, 2013, the Company repurchased 796,418 shares at an average price of approximately $21.98 per share, inclusive of commissions. This represents a discount of approximately 2.3% of the net asset value per share at December 31, 2013. The total dollar amount of shares repurchased in this period is $17.5 million. Subsequent to 2013 year end, the Company has repurchased an additional $6.5 million shares, leaving $76.0 million of remaining capacity.

Financial Statements and Tables

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except share amounts)

	December 31, 2013	December 31, 2012
Assets
Investments at fair value:
Companies less than 5% owned (cost: $688,685 and $856,134, respectively)	$680,720	$831,306
Companies 5% to 25% owned (cost: $7,789 and $167,564, respectively)	7,789	165,406
Companies more than 25% owned (cost: $394,285 and $408,373, respectively)	399,890	398,810
Total investments (cost: $1,090,759 and $1,432,071, respectively)	1,088,399	1,395,522
Cash and cash equivalents	585,278	14,133
Foreign currency (cost: $1,702 and $899, respectively)	1,701	906
Interest and dividends receivable	14,228	15,147
Deferred financing costs	3,300	4,228
Derivatives	—	17
Receivable for investments sold	14,870	—
Prepaid expenses and other assets	666	450

Total assets	$1,708,442	$1,430,403

Liabilities
Revolving credit facilities	$—	$264,452
Unsecured senior notes	100,000	100,000
Senior secured notes	75,000	75,000
Term loan	50,000	50,000
Dividends payable	17,698	23,217
Payable for investments and cash equivalents purchased	454,887	21,756
Management fee payable	5,780	6,612
Performance-based incentive fee payable	4,633	6,050
Administrative services expense payable	2,085	1,058
Interest payable	1,499	2,406
Other liabilities and accrued expenses	1,223	1,579

Total liabilities	$712,805	$552,130

Net Assets
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 common shares
authorized, respectively, and 44,244,195 and 38,694,060 shares issued and outstanding, respectively	$442	$387
Paid-in capital in excess of par	1,110,545	978,279
Distributions in excess of net investment income	(17,344)	(4,662)
Accumulated net realized loss	(92,706)	(55,631)
Net unrealized depreciation	(5,300)	(40,100)

Total net assets	$995,637	$878,273

Net Asset Value Per Share	$22.50	$22.70

SOLAR CAPITAL LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share amounts)

	Year ended December 31, 2013	Year ended December 31, 2012
INVESTMENT INCOME:
Interest and dividends:
Companies less than 5% owned	$106,523	$126,903
Companies 5% to 25% owned	11,898	20,176
Companies more than 25% owned	45,172	6,174

Total investment income	163,593	153,253

EXPENSES:
Management fees	26,794	23,647
Performance-based incentive fees	21,234	20,481
Interest and other credit facility expenses	20,051	19,080
Administrative services expense	4,741	3,294
Other general and administrative expenses	5,428	4,535

Total operating expenses	78,248	71,037

Net investment income before income tax expense	85,345	82,216
Income tax expense	410	289

Net investment income	$84,935	$81,927

REALIZED AND UNREALIZED GAIN (LOSS) ON
INVESTMENTS, FOREIGN CURRENCIES AND DERIVATIVES:
Net realized gain (loss) on investments:
Companies less than 5% owned	$(31,679)	$(36,864)
Companies 5% to 25% owned	(14,273)	—
Companies more than 25% owned	472	11,299

Net realized gain (loss) on investments	(45,480)	(25,565)
Net realized gain (loss) on foreign currencies and derivatives:	1,055	(6,972)

Total net realized loss before income taxes	(44,425)	(32,537)
Income tax expense	—	—

Net realized loss	(44,425)	(32,537)

Net change in unrealized gain (loss) on investments	34,189	70,981
Net change in unrealized gain (loss) on foreign currencies and derivatives	611	(4,610)

Net change in unrealized gain (loss)	34,800	66,371

Net realized and unrealized gain (loss) on
investments, foreign currencies and derivatives	(9,625)	33,834

NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS	$75,310	$115,761

EARNINGS PER SHARE	$1.69	$3.11

About Solar Capital Ltd.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Richard Pivirotto, 212-994-8543